Exhibit 99.1

Battalion Announces Appointment of New Chief Financial Officer and Appointment of General Counsel

HOUSTON, TEXAS – January 20, 2023 – Battalion Oil Corporation (NYSEA: BATL, “Battalion” or the “Company”) today announced the appointment of Kristen McWatters as Executive Vice President, Chief Financial Officer and Treasurer of the Company effective January 26, 2023, replacing Kevin Andrews, who plans to pursue other opportunities. Mr. Andrews will continue with the Company in an advisory role through the end of the first quarter.

Rich Little, Battalion’s Chief Executive Officer commented, “Kristen brings to Battalion a strong public accounting experience along with hands on experience in M&A, forecasting and capital management. I am pleased to welcome Kristen to the team and will leverage her experience as we continue to create value in the Delaware Basin.”

Ms. McWatters has had a successful career in the energy industry, serving in progressive roles in leadership in accounting, finance and financial reporting. She most recently served as Interim Chief Accounting Officer for a publicly traded investment banking firm where she was responsible for all of the company’s accounting and reporting functions. She previously served as Senior Vice President, Chief Financial Officer and Chief Accounting Officer for Goodrich Petroleum where she successfully led and managed the financial requirements of the company through completion of a sell-side transaction. Prior to joining Goodrich Petroleum, Ms. McWatters was the Controller for a publicly traded independent retail energy services company and a manager of financial reporting for Southwestern Energy Co. Ms. McWatters began her career at KPMG LLP after earning a Masters in Finance and a Bachelor of Business Administration in Accounting from Texas A&M University in May 2008. Ms. McWatters is a certified public accountant.

Mr. Little commented further, “We are excited to add Kristen to our team and integrate her quickly into our business. We are happy to have the opportunity for a coordinated transition with Kevin and will take advantage of having both of these leaders on the team during this period. We want to thank Kevin for his time at Battalion and we wish him well in all of his future endeavors.”

The Company also announced the appointment of Walter Mayer to Senior Vice President and General Counsel. Mr. Mayer previously served as Vice President, Legal for the Company. Mr. Little commented, “We are pleased to recognize Walter’s contributions and accomplishments at the company and value him as a key member of the leadership team.”

About Battalion

Battalion Oil Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

Contact
Chris Lang
Director, Finance & Investor Relations
(832) 538-0551